UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a12

INTELLIA THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INTELLIA THERAPEUTICS, INC.

40 Erie Street
Cambridge, Massachusetts 02139

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS

To be held May 17, 2018

You are invited to attend the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Intellia Therapeutics, Inc., which will be held online on Thursday, May 17, 2018 at 9:00 a.m. Eastern Time.  You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/NTLA2018, where you will be able to vote electronically and submit questions.  You will need the 16-digit control number included with these proxy materials to attend the Annual Meeting.

Only stockholders who owned common stock at the close of business on April 4, 2018 can attend and vote at the Annual Meeting or any adjournment that may take place.  At the Annual Meeting, the stockholders will consider and vote on the following matters:

1.

Election of one class II director to our board of directors, to serve until the 2021 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier resignation or removal;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

You can find more information, including information regarding the nominee for election to our board of directors, in the accompanying proxy statement.  The board of directors recommends that you vote in favor of each of proposals one and two as outlined in the accompanying proxy statement.

Stockholders of record at the close of business on April 4, 2018, the record date for the Annual Meeting, are entitled to notice of, and to vote at, the Annual Meeting, or any adjournment or postponement of the Annual Meeting.  Whether or not you expect to attend the Annual Meeting online, please complete, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope provided to ensure your representation and the presence of a quorum at the Annual Meeting.  Alternatively, you may vote your shares on the Internet by visiting www.proxyvote.com or by telephone by calling 1-800-690-6903 and following the recorded instructions.  If you vote your shares on the Internet or by telephone, you will need to enter the 16-digit control number provided on your proxy card or voting instruction form.  Your vote is important regardless of the number of shares you own.  If you attend the Annual Meeting online, you may vote your shares during the Annual Meeting virtually via the Internet even if you previously voted your proxy.  Your proxy is revocable in accordance with the procedures set forth in the proxy statement.

If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

By order of the Board of Directors,

/s/ John M. Leonard
John M. Leonard, M.D. President and Chief Executive Officer

Cambridge, Massachusetts
April 17, 2018

Table of Contents

Page

PROXY STATEMENT	1
FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS	1
IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING	2
PROPOSAL NO. 1 – ELECTION OF ONE CLASS II DIRECTOR	4
PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INTELLIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2018	9
CORPORATE GOVERNANCE	10
REPORT OF THE COMPENSATION COMMITTEE	22
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS	23
PRINCIPAL STOCKHOLDERS	27
SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE	28
REPORT OF THE AUDIT COMMITTEE	29
HOUSEHOLDING	30
STOCKHOLDER PROPOSALS	30
OTHER MATTERS	30

i

INTELLIA THERAPEUTICS, INC.

40 Erie Street
Cambridge, Massachusetts 02139
8572856200

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

to be held May 17, 2018

This proxy statement and the enclosed proxy card contain information about the 2018 Annual Meeting of Stockholders (the “Annual Meeting”) of Intellia Therapeutics, Inc., which will be held online on Thursday, May 17, 2018 at 9:00 a.m. Eastern Time.  You may attend the meeting virtually via the Internet at www.virtualshareholdermeeting.com/NTLA2018, where you will be able to vote electronically and submit questions.  The board of directors of Intellia Therapeutics, Inc. is using this proxy statement to solicit proxies for use at the Annual Meeting.  In this proxy statement, unless expressly stated otherwise or the context otherwise requires, the use of “Intellia,” “Company,” “our,” “we” or “us” refers to Intellia Therapeutics, Inc. and its subsidiary.

All properly submitted proxies will be voted in accordance with the instructions contained in those proxies.  If no instructions are specified, the proxies will be voted in accordance with the recommendation of our board of directors with respect to each of the matters set forth in the accompanying Notice of Meeting.  You may revoke your proxy at any time before it is exercised at the meeting by giving our corporate secretary written notice to that effect.

Our Annual Report to Stockholders for the fiscal year ended December 31, 2017 and this proxy statement and proxy card are first being mailed to stockholders on or about April 17, 2018.

We are an “emerging growth company” under applicable federal securities laws and therefore permitted to conform with certain reduced public company reporting requirements.  As an emerging growth company, we provide in this proxy statement the scaled disclosure permitted under the Jumpstart Our Business Startups Act of 2012 (the JOBS Act), including the compensation disclosures required of a “smaller reporting company,” as that term is defined in Rule 12b2 promulgated under the Securities Exchange Act of 1934, as amended (the Exchange Act).  In addition, as an emerging growth company, we are not required to conduct votes seeking approval, on an advisory basis, of the compensation of our named executive officers or the frequency with which such votes must be conducted.  We will remain an “emerging growth company” until the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) December 31, 2021; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

Important Notice Regarding the Availability of Proxy Materials for
the Annual Meeting of Stockholders to be Held on May 17, 2018:

This proxy statement and our 2017 Annual Report to Stockholders are available for viewing, printing and downloading at www.proxyvote.com.

A copy of our Annual Report on Form 10K for the fiscal year ended December 31, 2017, as filed with the Securities and Exchange Commission (SEC), except for exhibits, will be furnished without charge to any stockholder upon written request to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention:  Investor Relations / Corporate Secretary.  This proxy statement and our Annual Report on Form 10K for the fiscal year ended December 31, 2017 are also available on the SEC’s website at www.sec.gov.

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Purpose of the Annual Meeting

At the Annual Meeting, our stockholders of record as of April 4, 2018 will consider and vote on the following matters:

1.

Election of one class II director to our board of directors, to serve until the 2021 annual meeting of stockholders and until his successor has been duly elected and qualified, or until his earlier resignation or removal;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018; and
3.	Transaction of any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

As of the date of this proxy statement, we are not aware of any business to come before the meeting other than the first two items noted above.

Board of Directors Recommendation

Our board of directors unanimously recommends that you vote:

FOR the election of the nominee to serve as the class II director on our board of directors for a three-year term; and

FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

Availability of Proxy Materials

The proxy materials, including this proxy statement, a proxy card or voting instruction card and Intellia’s 2017 Annual Report, are being mailed to stockholders on or about April 17, 2018.  These materials are also available for viewing, printing and downloading on the Internet at www.proxyvote.com.

Who Can Vote at the Annual Meeting

Only stockholders of record at the close of business on the record date of April 4, 2018, are entitled to receive notice of the Annual Meeting and to vote the shares of Intellia common stock that they held on that date.  As of April 4, 2018, there were 43,091,922 shares of common stock issued and outstanding.  Each share of common stock is entitled to one vote on each matter properly brought before the Annual Meeting.

Difference between a “stockholder of record” and a beneficial owner of shares held in “street name”

Stockholder of Record.  If you own shares that are registered directly in your name with our transfer agent, Computershare, then you are considered a “stockholder of record” of those shares.  For these shares, your set of proxy materials has been sent to you directly by us.  You may vote your shares by proxy prior to the Annual Meeting by following the instructions contained on the enclosed proxy card.

Beneficial Owners of Shares Held in Street Name.  If you own shares that are held in a brokerage account or by a bank, trust or other nominee or custodian, then you are considered the beneficial owner of those shares, which are held in “street name.” With respect to these shares, your set of proxy materials has been forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As the beneficial owner, you have the right to instruct that organization as to how to vote the shares held in your account by following the instructions contained on the voting instruction card provided to you by that organization.

How to Vote

If you are a stockholder of record, there are several ways for you to vote your shares.

•

By Telephone.  You may vote using a touchtone telephone by calling 1-800-690-6903, 24 hours a day, seven days a week.  You will need the 16-digit control number included on your proxy card. Votes submitted by telephone must be received by 11:59 p.m., Eastern Time, on May 16, 2018.

•

By Internet.  You may vote at www.proxyvote.com, 24 hours a day, seven days a week.  You will need the 16-digit control number included on your proxy card.  Votes submitted through the Internet must be received by 11:59 p.m., Eastern Time, on May 16, 2018.

•	By Mail. You may vote by mail by completing, signing and dating the enclosed proxy card and returning it in the enclosed prepaid envelope.
•	During the Annual Meeting. You may vote during the Annual Meeting by going to www.virtualshareholdermeeting.com/NTLA2018. You will need the 16-digit control number included on your proxy card.

Telephone and Internet voting for stockholders of record will be available until 11:59 p.m. Eastern Time on May 16, 2018, and mailed proxy cards must be received by May 16, 2018 in order to be counted at the Annual Meeting.  If the Annual Meeting is adjourned or postponed, these deadlines may be extended.

The voting deadlines and availability of telephone and Internet voting for beneficial owners of shares held in “street name” will depend on the voting processes of the organization that holds your shares.  Therefore, we urge you to carefully review and follow the voting instruction card and any other materials that you receive from that organization.  If you hold your shares of Intellia common stock in multiple accounts, you should vote your shares as described in each set of proxy materials you receive.

Quorum

A quorum of stockholders is necessary to hold a valid meeting.  Our second amended and restated bylaws provide that a quorum will exist if stockholders holding a majority of the shares of stock issued and outstanding and entitled to vote are present at the meeting virtually via the Internet or by proxy.  Abstentions and broker non-votes count as present for establishing a quorum but will not be counted as votes cast.  Broker nonvotes occur when your broker or other nominee submits a proxy for your shares (because the broker or other nominee has received instructions from you on one or more proposals, but not all, or has not received instructions from you but is entitled to vote on a particular “discretionary” matter) but does not indicate a vote for a particular proposal because the broker or other nominee either does not have the authority to vote on that proposal and has not received voting instructions from you or has discretionary authority but chooses not to exercise it.  If a quorum is not present, the meeting may be adjourned until a quorum is obtained.

Ballot Measures Considered “Routine” and “Non-Routine”

The election of the class II director (Proposal No. 1) is a matter considered non-routine under applicable rules.  A broker or other nominee cannot vote without instructions on non-routine matters, and therefore there may be broker non-votes on Proposal No. 1.

The ratification of the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2018 (Proposal No. 2) is a matter considered routine under applicable rules.  A broker or other nominee may generally exercise discretionary authority and vote on routine matters.  If they exercise this discretionary authority, no broker non-votes are expected to exist in connection with Proposal No. 2.

Votes Required to Elect a Director and Ratify Appointment of Deloitte & Touche LLP

To be elected, the director nominated in Proposal No. 1 must receive a plurality of the votes cast and entitled to vote at the meeting, meaning that the director nominee receiving the most votes will be elected.

The ratification of the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm in Proposal No. 2 requires the affirmative vote of the majority of the shares of common stock entitled to vote at the meeting and cast “for” or “against” such matter.

Abstentions and broker non-votes will not be counted as votes cast on any of the proposals.  Accordingly, abstentions and broker non-votes will have no effect on the voting on any of the proposals.

Method of Counting Votes

Each holder of common stock is entitled to one vote at the Annual Meeting on each matter to come before the Annual Meeting, including the election of a director, for each share held by such stockholder as of the record date.  Votes cast at the Annual Meeting or by proxy by mail, via the Internet or by telephone will be tabulated by the inspector of election appointed for the Annual Meeting, who will also determine whether a quorum is present.

Revoking a Proxy; Changing Your Vote

If you are a stockholder of record, you may revoke your proxy before the final vote is taken at the Annual Meeting:

•	by signing and returning a new proxy card with a later date, to be received no later than May 16, 2018;
•	by submitting a later-dated vote by telephone or via the Internet; please note that only your latest Internet or telephone proxy received by 11:59 p.m., Eastern Time, on May 16, 2018, will be counted;
•	by participating in the Annual Meeting virtually via the Internet and voting again; or
•

by filing a written revocation with our corporate secretary, to be received no later than May 16, 2018.  The written revocation should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention:  Investor Relations / Corporate Secretary.

If your shares are held in “street name,” you must contact the bank, broker or other nominee holding your shares and follow their instructions for revoking or changing your vote.

Your attendance at the Annual Meeting online will not automatically revoke your proxy.

Costs of Proxy Solicitation

We will bear the costs of soliciting proxies.  In addition to solicitations by mail, our directors, officers, employees and agents, without additional remuneration, may solicit proxies by telephone, facsimile, email, personal interviews and other means.

Voting Results

We plan to announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8K to be filed with the SEC within four business days following the Annual Meeting.

PROPOSAL NO. 1 – ELECTION OF ONE CLASS II DIRECTOR

Our board of directors currently consists of five members.  In accordance with the terms of our second amended and restated certificate of incorporation and second amended and restated by-laws, our board of directors is divided into three classes, class I, class II and class III, with members of each class serving staggered three-year terms.  The members of the classes are divided as follows:

•	the class I director is Jean-François Formela, M.D., and his term will expire at the annual meeting of stockholders to be held in 2020;
•	the class II director is Frank Verwiel, M.D., and his term will expire at the Annual Meeting; and
•	the class III directors are Caroline Dorsa, Perry Karsen and John M. Leonard, M.D., and their term will expire at the annual meeting of stockholders to be held in 2019.

Upon the expiration of the term of a class of directors, directors in that class will be eligible to be elected for a new three-year term at the annual meeting of stockholders in the year in which their term expires.

Our second amended and restated certificate of incorporation and by-laws provide that the authorized number of directors may be changed only by resolution of our board of directors.  Our certificate of incorporation also provides that our directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the outstanding shares then entitled to vote in an annual election of directors, and that any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may be filled only by vote of a majority of our directors then in office.

Our board of directors has nominated Frank Verwiel, M.D. for election as the class II director at the Annual Meeting.  The nominee is presently a director, and has indicated a willingness to continue to serve as director, if elected.  If the nominee becomes unable or unwilling to serve, however, the proxies may be voted for a substitute nominee selected by our board of directors.

We have no formal policy regarding board diversity.  Our priority in selection of board members is identification of members who will further the interests of our stockholders through their established record of professional accomplishment, their ability to contribute positively to the collaborative culture among board members, and their knowledge of our business and understanding of the competitive landscape.

Nominees for Election as Class II Directors

Biographical information, including principal occupation and business experience during the last five years, for our nominee for election as the class II director at our Annual Meeting is set forth below.

Age	Director Since

Frank Verwiel, M.D., has served as a member of our board of directors since July 2017.  From July 2005 to February 2014, Dr. Verwiel served as President, Chief Executive Officer and a member of the board of directors of Aptalis Pharma, Inc., a privately-held, specialty pharmaceutical company, which was acquired by Forest Laboratories, Inc. in February 2014.  Prior to joining Aptalis Pharma, Inc., Dr. Verwiel held international senior management positions with Merck & Co., Inc., including as Vice President, Hypertension, Worldwide Human Health Marketing from June 2001 to May 2005.  Dr. Verwiel concurrently served as a leader of Merck’s Worldwide Hypertension Business Strategy team. Dr. Verwiel was also Managing Director of Merck’s Dutch subsidiary from June 1996 to May 2001.  Prior to his tenure at Merck, Dr. Verwiel had international leadership positions at Servier Laboratories, a pharmaceutical company, from 1988 until 1995.  Since 2015, Dr. Verwiel has served as a director of Achillion Pharmaceuticals, Inc. a publicly traded biotechnology company, and Avexis, Inc., a publicly traded clinical-stage gene therapy company.  In August 2015, Verwiel was appointed as an observer of the board of directors and audit committee of Bavarian Nordic A/S, a publicly traded biopharmaceutical vaccine company, and was appointed as a director on April 2016.  Dr. Verwiel is also chairman of the board of directors of ObsEva SA, a publicly traded biopharmaceutical company, where he became a director in January 2016.  From March 2012 to September 2014, Dr. Verwiel was a director of InterMune, Inc., a publicly traded biotechnology company that was acquired by Roche in 2014. Dr. Verwiel was also a member of the board of directors of the Biotechnology Industry Organization (BIO) from February 2013 to April 2014.  Dr. Verwiel holds an M.D. from Erasmus University, Rotterdam in The Netherlands and an M.B.A. from INSEAD, Fontainebleau in France.  We believe that Dr. Verwiel’s experience as a board member in the life sciences industry and his executive leadership experience at large multinational pharmaceutical companies provides him with the qualifications and skills to serve as a director of our company.

55	July 2017

The proxies will be voted in favor of the above nominee unless a contrary specification is made in the proxy.  The nominee has consented to serve as our director if elected.  However, if the nominee is unable to serve or for good cause will not serve as a director, the proxies will be voted for the election of such substitute nominee as our board of directors may designate.

The board of directors recommends voting “FOR” the election of Frank Verwiel, M.D. as the class II director, to serve for a three-year term ending at the annual meeting of stockholders to be held in 2021.

Directors Continuing in Office

Biographical information, including principal occupation and business experience during the last five years, for our directors continuing in office is set forth below.

	Age	Director Since
Class I Director (Term Expires at 2020 Annual Meeting)

Jean-François Formela, M.D., has served as a member of our board of directors since our founding in May 2014.  Dr. Formela is currently a partner at Atlas Venture, which he joined in 1993.  Prior to joining Atlas Venture, Dr. Formela served as a senior director of Medical Marketing and Scientific Affairs at Schering-Plough Corporation, a pharmaceutical company which merged with Merck & Co., Inc.  Dr. Formela began his career as a medical doctor and practiced emergency medicine at Necker University Hospital in Paris.  Within the last five years, Dr. Formela has served on the boards of directors of the following public companies:  Egalet Corporation, Horizon Pharma, Inc., ARCA biopharma, Inc. and Spero Therapeutics, Inc. Dr. Formela also serves on the board of directors of numerous private biotechnology and healthcare companies.  Dr. Formela is a member of the Massachusetts General Hospital Research Advisory Council.  He received his M.D. from the Paris University School of Medicine and his M.B.A. from Columbia University.  We believe Dr. Formela’s experience as an investor and board member in the life sciences industry, as well as his practice of medicine, provides him with the qualifications and skills to serve as a director of our company.

	61	May 2014

	Age	Director Since
Class III Directors (Term Expires at 2019 Annual Meeting)

Caroline Dorsa has served as a member of our board of directors since December 2015.  Since 2010, Ms. Dorsa has served as a director of Biogen Inc., and she joined the board of Illumina, Inc. in January 2017.  Ms. Dorsa served as the executive vice president and chief financial officer of Public Service Enterprise Group Incorporated, a diversified energy company, from April 2009 until her retirement in October 2015 and served on its board of directors from 2003 to April 2009.  From February 2008 to April 2009, she served as senior vice president, global human health, strategy and integration at Merck & Co., Inc., a pharmaceutical company.  From November 2007 to January 2008, Ms. Dorsa served as senior vice president and chief financial officer of Gilead Sciences, Inc., a life sciences company.  From February 2007 to November 2007, she served as senior vice president and chief financial officer of Avaya, Inc., a telecommunications company.  From 1987 to January 2007, Ms. Dorsa held various financial and operational positions at Merck & Co., Inc., including vice president and treasurer, executive director of U.S. customer marketing and executive director of U.S. pricing and strategic planning.  Ms. Dorsa also serves on the Board of Trustees of the Goldman Sachs ETF Trust, the Goldman Sachs MLP and Energy Renaissance Fund and the Goldman Sachs MLP Income Opportunities Fund.  Ms. Dorsa received her B.A. in history from Colgate University and her M.B.A. from Columbia University.  We believe Ms. Dorsa’s executive leadership experience in a large multinational pharmaceutical company, as well as her operational, financial and accounting expertise and knowledge of the pharmaceutical industry provide her with the qualifications and skills to serve as a director of our company.

	58	December 2015

Age	Director Since

Perry Karsen has served as the chairman of our board of directors since April 2016.  From May 2013 to December 2015, Mr. Karsen served as the chief executive officer of the Celgene Cellular Therapeutics division of Celgene Corporation, a global biopharmaceutical company.  Mr. Karsen served as chief operations officer and executive vice president of Celgene from July 2010 to May 2013, and as senior vice president and head of worldwide business development of Celgene and president of Asia/Pacific region from 2004 to 2009.  Between February 2009 and July 2010, Mr. Karsen was chief executive officer of Pearl Therapeutics, Inc., a privately held biotechnology company that was subsequently acquired by AstraZeneca plc.  Prior to his tenure with Celgene, Mr. Karsen held executive positions at Human Genome Sciences, Inc., a biopharmaceutical company subsequently acquired by GlaxoSmithKline, Bristol-Myers Squibb Co., a biopharmaceutical company, Genentech, Inc., a member of Roche Holding AG, and Abbott Laboratories.  In addition, Mr. Karsen previously served as a general partner at Pequot Ventures, a venture capital firm.  In January 2018, Mr. Karsen was elected chairman of the board of OncoMed Pharmaceuticals, Inc., a board that he joined in January 2016.  Mr. Karsen also serves on the board of directors of Jounce Therapeutics, Inc. and Voyager Therapeutics, Inc.  Within the last five years, he has served on the board of directors of Agios Pharmaceuticals, Inc., Navidea Biopharmaceuticals, Inc., Alliqua BioMedical, Inc. and Pliant Therapeutics, Inc.  He also serves on the board of directors of the Gladstone Foundation and the Sonoma Land Trust.  He is a past member of the board of directors and a past member of the executive committee of the Biotechnology Innovation Organization (BIO) and the board of directors of the Alliance for Regenerative Medicine.  Mr. Karsen received a M.B.A. from Northwestern University’s Kellogg Graduate School of Management, a M.A. in teaching biology from Duke University and a B.S. in biological sciences from the University of Illinois, Urbana-Champaign.  We believe Mr. Karsen’s executive leadership experience, including his experience as an executive at large multinational pharmaceutical companies and membership on boards of various biopharmaceutical companies, qualifies him to serve as a member of our board of directors.

63	April 2016

Age	Director Since

John M. Leonard, M.D., has served as our President and Chief Executive Officer since January 2018, and as a member of our board of directors since July 2014.  Dr. Leonard previously served as our executive vice president, research and development since January 2017, and prior to that served as our chief medical officer from July 2014 to January 2017.  Prior to joining Intellia, Dr. Leonard was chief scientific officer and senior vice president of research & development at AbbVie, Inc. (AbbVie), a biopharmaceutical company, from its spin-out from Abbott Laboratories in January 2013 until retiring at the end of 2013.  Prior to the formation of AbbVie, from 2008 to 2012, he was global head of pharmaceutical R&D at Abbott Laboratories (Abbott), a pharmaceutical and health care products company.  Dr. Leonard has over 30 years of combined experience in medicine, research and management serving in various roles at Abbott beginning in 1992.  In addition to the board of directors of Intellia, Dr. Leonard has served on the board of directors of Quintiles since February 2015 and on the board of its successor company, IQVIA Holdings Inc., formed by the merger of Quintiles and IMS, since October 2016; Chimerix, Inc. since June 2014; and Vitae Pharmaceuticals, Inc. from July 2015 until its sale in October 2016.  He received a B.A. in biochemistry from the University of Wisconsin at Madison and an M.D. from Johns Hopkins University.  Dr. Leonard completed his residency in internal medicine at Stanford University School of Medicine, and then completed a postdoctoral fellowship in molecular virology at the National Institute of Allergy and Infectious Diseases at the National Institutes of Health.  We believe that Dr. Leonard’s extensive executive leadership experience and experience in drug development and the biopharmaceutical industry provides him with the qualifications and skills to serve as a director of our company.

60	July 2014

There are no family relationships between or among any of our directors or executive officers.  The principal occupation and employment during the past five years of each of our directors was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us.  There is no arrangement or understanding between any of our directors and any other person or persons pursuant to which he or she is to be selected as a director.

There are no material legal proceedings to which any of our directors is a party adverse to us or any of our subsidiaries or in which any such person has a material interest adverse to us or our subsidiary.

Executive Officers Who Are Not Directors

Biographical information for our executive officers who are not directors is listed below.

Age	Officer Since

Graeme Bell has served as our executive vice president, chief financial officer since December 2016.  From May 2015, prior to joining Intellia, Mr. Bell was executive vice president and chief financial officer of Anacor Pharmaceuticals, Inc. (Anacor), a publicly traded biopharmaceutical company acquired by Pfizer, Inc. in June 2016.  Mr. Bell joined Anacor from Merck & Co., Inc. (Merck) where he served on the finance leadership team and from 2010 until May 2015 as vice president, country chief financial officer of the U.S. market, responsible for the financial oversight and support of Merck’s U.S. commercial pharmaceutical and vaccine business.  Prior to his most recent role with Merck, Mr. Bell served in positions of increasing responsibility at Merck, including as global pharmaceutical franchises controller from 2009 to 2010, country chief financial officer of U.K. from 2008 to 2009 and global head of investor relations from 2004 to 2008.  Mr. Bell is a Fellow of the Chartered Institute of Management Accountants (U.K.) and has a M.B.A. from Durham University (U.K.).

51	December 2016

José E. Rivera, J.D., has served as our executive vice president, general counsel since January 2017 and previously served as our chief operating officer and chief legal officer from April 2015 to January 2017.  He joined Intellia in July 2014 as our general counsel and chief talent officer. Prior to joining Intellia, Mr. Rivera was the vice president, chief ethics and compliance officer at AbbVie from its spinout from Abbott in January 2013 until September 2013.  From 1996 to 2012, Mr. Rivera was a member of Abbott’s legal division serving in a number of positions of increasing responsibilities, including leading various legal groups as division vice president and associate general counsel, such as Abbott’s global intellectual property group, the intellectual property litigation department, the legal regulatory function and the general litigation department.  Mr. Rivera received his B.A. in economics from Boston College and his J.D. from Harvard Law School.

52	July 2014

The principal occupation and employment during the past five years of each of our executive officers was carried on, in each case except as specifically identified above, with a corporation or organization that is not a parent, subsidiary or other affiliate of us.  There is no arrangement or understanding between any of our executive officers and any other person or persons pursuant to which he was or is to be selected as an executive officer.

There are no material legal proceedings to which any of our executive officers is a party adverse to us or our subsidiary or in which any such person has a material interest adverse to us or our subsidiary.

PROPOSAL NO. 2 – RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS INTELLIA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE
FISCAL YEAR ENDING DECEMBER 31, 2018

Intellia’s stockholders are being asked to ratify the appointment by the audit committee of the board of directors of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  Deloitte & Touche LLP has served as Intellia’s independent registered public accounting firm since 2015.

The audit committee is solely responsible for selecting Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2018.  Stockholder approval is not required to appoint Deloitte & Touche LLP as Intellia’s independent registered public accounting firm.  However, the board of directors believes that submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification is good corporate governance.  If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Deloitte & Touche LLP.  If the selection of Deloitte & Touche LLP is ratified, the audit committee, at its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in the best interest of Intellia and its stockholders.

A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions from our stockholders.

Intellia incurred the following fees from Deloitte & Touche LLP for the audit of the consolidated financial statements and for other services provided during the years ended December 31, 2017 and 2016.

	2017	2016
Audit fees (1)	$463,266	$401,800
Audit-related fees	—	—
Tax fees (2)	—	3,120
All other fees (3)	1,895	2,000
Total fees	$465,161	$406,920

(1)

Audit fees consist of fees for the audit of our annual financial statements, the review of our interim financial statements included in our quarterly reports on Form 10Q, and for related services that are normally provided in connection with registration statements, including the registration statements for a public offering of our common stock which was completed in November 2017. In 2016, beyond the routine audit fees, we incurred expenses relating to other professional services provided in connection with registration statements including our initial public offering in May 2016.

(2)	Tax Fees consist of fees for tax compliance, advice and tax services.
(3)	All other fees represent payment for access to the Deloitte & Touche LLP online accounting research database.

Audit Committee Pre-approval Policy and Procedures

Our audit committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm.  This policy provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our audit committee or the engagement is entered into pursuant to the pre-approval procedure described below.

From time to time, our audit committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months.  Any such pre-approval details the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

During our 2017 and 2016 fiscal years, no services were provided to us by Deloitte & Touche LLP other than in accordance with the pre-approval policies and procedures described above.

The board of directors recommends voting “FOR” Proposal No. 2 to ratify the appointment of Deloitte & Touche LLP as Intellia’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

CORPORATE GOVERNANCE

Director Nomination Process

Our nominating and corporate governance committee is responsible for identifying individuals qualified to serve as directors, consistent with criteria approved by our board, and recommending such persons to be nominated for election as directors, except where we are legally required by contract, law or otherwise to provide third parties with the right to nominate.

The process followed by our nominating and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates, and interviews of selected candidates by management, recruiters, members of the committee and our board.  The qualifications, qualities and skills that our nominating and corporate governance committee believes must be met by a committee-recommended nominee for a position on our board of directors are as follows:

•	Nominees should have experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing.
•	Nominees should be highly accomplished in his or her respective field, with superior credentials and recognition.
•	Nominees should be well regarded in the community and shall have a long-term reputation for the highest personal and professional integrity.
•	Nominees should have sufficient time and availability to devote to the affairs of the Company, particularly in light of the number of boards of directors on which such candidate may serve.
•	Nominees should have a demonstrated history of actively contributing at board meetings, to the extent the nominee serves or has previously served on other boards.
•	Nominees should be most effective, in conjunction with the other candidates to the board, in collectively serving the long term interests of the stockholders.

Stockholders may recommend individuals to the nominating and corporate governance committee for consideration as potential director candidates.  Any such proposals should be submitted to our corporate secretary at our principal executive offices no later than the close of business on the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting and should include appropriate biographical and background material to allow the nominating and corporate governance committee to properly evaluate the potential director candidate and the number of shares of our stock beneficially owned by the stockholder proposing the candidate.  Stockholder proposals should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention:  Investor Relations / Corporate Secretary.  Assuming that biographical and background material has been provided on a timely basis in accordance with our second amended and restated by-laws, any recommendations received from stockholders will be evaluated in the same manner as potential nominees proposed by the nominating and corporate governance committee.  If our board of directors determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included on our proxy card for the next annual meeting of stockholders.  See “Stockholder Proposals” for a discussion of submitting stockholder proposals.

Director Independence

Applicable Nasdaq Stock Market LLC (Nasdaq) rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing.  In addition, the Nasdaq rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A3 under the Exchange Act and that compensation committee members satisfy independence criteria set forth in Rule 10C1 under the Exchange Act.  Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of the listed company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In order to be considered independent for purposes of Rule 10A3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.  In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C1 under the Exchange Act requires that a company’s board of directors must consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability  to be independent from management in connection with the duties of a compensation committee member, including:  the source of compensation to the director, including any consulting, advisory or other compensatory fee paid by such company to the director, and whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Our board of directors has determined that all members of the board of directors, except Dr. Leonard, are independent directors, including for purposes of the rules of Nasdaq and the SEC.  In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each nonemployee director.  In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock.  There are no family relationships among any of our directors or executive officers.  Dr. Leonard is not an independent director under these rules because he is an executive officer of the Company.

Board Committees

Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, and a science and technology committee.  Each of the audit committee, compensation committee and nominating and corporate governance committee and science and technology committee operates under a charter, and each such committee reviews its respective charter at least annually.  A current copy of the charter for each of the audit committee, compensation committee and nominating and corporate governance committee and science and technology committee is posted on the corporate governance section of our website, www.intelliatx.com/corporate-governance.

Audit Committee

Ms. Dorsa, Dr. Formela and Dr. Verwiel serve on the audit committee, which is chaired by Ms. Dorsa.  Our board of directors has determined that each of Ms. Dorsa, Dr. Formela and Dr. Verwiel is “independent” for audit committee purposes as that term is defined in the applicable rules of the SEC and Nasdaq, and has sufficient knowledge in financial and auditing matters to serve on the audit committee.  Our board of directors has designated Ms. Dorsa as an “audit committee financial expert,” as defined under the applicable rules of the SEC.  During the fiscal year ended December 31, 2017, the audit committee met seven times.  The report of the audit committee is included in this proxy statement under “Report of the Audit Committee.” The audit committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;
•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;
•

reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;
•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;
•

recommending based upon the audit committee’s review and discussions with management and our independent registered public accounting firm whether our audited financial statements shall be included in our Annual Report on Form 10K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;
•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;
•	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and
•	reviewing quarterly earnings releases.

All audit and non-audit services, other than de minimis non-audit services, to be provided to us by our independent registered public accounting firm must be approved in advance by our audit committee.

Compensation Committee

Ms. Dorsa, Dr. Formela and Mr. Karsen serve on the compensation committee, which is chaired by Dr. Formela.  Our board of directors has determined that each member of the compensation committee is “independent” as defined in the applicable Nasdaq rules.  During the fiscal year ended December 31, 2017, the compensation committee met four times.  The compensation committee’s responsibilities include, but are not limited to:

•	annually reviewing and recommending to the board of directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer;
•

evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and approving grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and recommending to the board of directors the cash compensation of our executive officers other than our Chief Executive Officer;
•	determining the equity compensation of our executive officers other than our Chief Executive Officer under equity-based plans;
•	providing oversight of management’s decision regarding the compensation of all members of senior management beyond the Chief Executive Officer and executive officers including director compensation;
•	reviewing and establishing our overall management compensation, philosophy and policy;
•	reviewing, overseeing and administering our employee compensation and employee benefit programs;
•	evaluating and assessing potential and current compensation advisors to the committee in accordance with the independence standards identified in the applicable Nasdaq rules;
•	retaining and approving the compensation of any compensation advisors;
•	reviewing and approving our policies and procedures for the grant of equity-based awards;
•	reviewing and recommending to the board of directors the compensation of our directors;
•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and
•	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist the committee in the evaluation of compensation matters.

Compensation Committee Interlocks and Insider Participation

During 2017, the members of our compensation committee included Ms. Dorsa, Mr. Karsen and Drs. Formela, Gordon and Slaoui.  Drs. Gordon and Slaoui resigned from our board of directors and all committees thereof in July 2017 and August 2017, respectively. None of the members of our compensation committee was an employee or officer of the Company during 2017, a former officer of the Company, or had any other relationships with us requiring disclosure herein. None of our executive officers currently serves or has served as a director or member of the compensation committee (or other committee serving an equivalent function) of any other entity whose executive officers served as one of our directors or a member of the compensation committee.

Nominating and Corporate Governance Committee

Ms. Dorsa, Dr. Verwiel and Mr. Karsen serve on the nominating and corporate governance committee, which is chaired by Mr. Karsen.  Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” as defined in the applicable Nasdaq rules.  During the fiscal year ended December 31, 2017, the nominating and corporate governance committee met four times.  The nominating and corporate governance committee’s responsibilities include:

•	developing and recommending to the board of directors criteria for board and committee membership;
•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;
•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;
•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;
•	developing and recommending to the board of directors a code of business conduct and ethics and a set of corporate governance guidelines;
•	overseeing the evaluation of our board of directors and management;
•

in regard to the consideration of any director candidates recommended by security holders, provide a description of the material elements of that policy, which shall include, but need not be limited to, a statement as to whether the committee will consider director candidates recommended by security holders;

•

if the nominating committee does not have a policy with regard to the consideration of any director candidates recommended by security holders, state that fact and state the basis for the view of the board of directors that it is appropriate for the registrant not to have such a policy; and

•	if the nominating committee will consider candidates recommended by security holders, describe the procedures to be followed by security holders in submitting such recommendations.

Board and Committee Meetings Attendance

The full board of directors met sixteen times during 2017.  During 2017, each member of the board of directors attended in person or participated in 75% or more of the aggregate of (i) the total number of meetings of the board of directors (held during the period for which such person has been a director) and (ii) the total number of meetings held by all committees of the board of directors on which such person served (during the periods that such person served).

Director Attendance at Annual Meeting of Stockholders

Directors are responsible for attending the annual meeting of stockholders.  Each member of the board of directors then in office attended the annual meeting of stockholders on May 18, 2017.

Policy on Trading, Pledging and Hedging of Company Stock

Certain transactions in our securities (such as purchases and sales of publicly traded put and call options, and short sales) create a heightened compliance risk or could create the appearance of misalignment between management and stockholders.  In addition, securities held in a margin account or pledged as collateral may be sold without consent if the owner fails to meet a margin call or defaults on the loan, thus creating the risk that a sale may occur at a time when an officer or director is aware of material, nonpublic information or otherwise is not permitted to trade in Company securities.  Our insider trading policy expressly prohibits, without prior approval, short sales and derivative transactions of our stock by our executive officers, directors and specified other employees and their respective affiliates, purchases or sales of puts, calls or other derivative securities of the company or any derivative securities that provide the economic equivalent of ownership of any of our securities or an opportunity, direct or indirect, to profit from any change in the value of our securities, or other hedging transactions.  In addition, our insider trading policy expressly prohibits our executive officers, directors and specified other employees and their respective affiliates from borrowing against company securities held in a margin account, or, without prior approval, pledging our securities as collateral for a loan.

Code of Business Conduct and Ethics

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.  A current copy of the code is posted on the corporate governance section of our website, which is located at www.intelliatx.com/corporate-governance.  If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8K.

Board Leadership Structure and Board’s Role in Risk Oversight

Currently, the role of chairman of the board is separated from the role of Chief Executive Officer.  We believe that separating these positions allows our Chief Executive Officer to focus on our day-to-day business, while allowing a chairman of the board to lead the board of directors in its fundamental role of providing advice to, and independent oversight, of management.  Our board of directors recognizes the time, effort and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as our chairman, particularly as the board of directors’ oversight responsibilities continue to grow.  While our second amended and restated by-laws and corporate governance guidelines do not require that our chairman and Chief Executive Officer positions be separate, our board of directors believes that having separate positions is the appropriate leadership structure for us at this time and demonstrates our commitment to good corporate governance.

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success.  We face a number of risks, including risks relating to our financial condition, development and commercialization activities, operations, strategic direction and intellectual property.  Management is responsible for the day-to-day management of risks we face, while our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management.  In its risk oversight role, our board of directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed.

The role of the board of directors in overseeing the management of our risks is conducted primarily through committees of the board of directors, as disclosed in the descriptions of each of the committees below and in the charters of each of the committees.  The full board of directors (or the appropriate board committee in the case of risks that are under the purview of a particular committee) discusses with management our major risk exposures, their potential impact on us, and the steps we take to manage them.  When a board committee is responsible for evaluating and overseeing the management of a particular risk or risks, the chairman of the relevant committee reports on the discussion to the full board of directors during the committee reports portion of the next board meeting.  This enables the board of directors and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Communication with the Directors of Intellia

Any interested party with concerns about our company may report such concerns to the board of directors or the chairman of our board of directors and nominating and corporate governance committee, by submitting a written communication to the attention of such director at the following address:

c/o Intellia Therapeutics, Inc.
40 Erie Street
Cambridge, Massachusetts 02139
United States

You may submit your concern anonymously or confidentially by postal mail.  You may also indicate whether you are a stockholder, customer, supplier, or other interested party.

A copy of any such written communication may also be forwarded to Intellia’s legal counsel and a copy of such communication may be retained for a reasonable period of time.  The director may discuss the matter with Intellia’s legal counsel, with independent advisors, with non-management directors, or with Intellia’s management, or may take other action or no action as the director determines in good faith, using reasonable judgment, and applying his or her own discretion.

Communications may be forwarded to other directors if they relate to important substantive matters and include suggestions or comments that may be important for other directors to know.  In general, communications relating to corporate governance and long term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances, and matters as to which we tend to receive repetitive or duplicative communications.

The audit committee oversees the procedures for the receipt, retention, and treatment of complaints received by Intellia regarding accounting, internal accounting controls, or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, internal accounting controls or auditing matters.  Intellia has also established a toll-free telephone number for the reporting of such activity, which is 1-844-417-8866.

Director Compensation

The table below shows all compensation paid to our non-employee directors during 2017.

Name	Fees Paid In Cash ($) (1)	Option Awards ($) (2) (3)	Total ($)
Caroline Dorsa	58,580	201,924	260,504
Jean-François Formela, M.D.	—	201,924	201,924
Carl L. Gordon, Ph.D., CFA (4)	—	—	—
Perry Karsen	72,098	201,924	274,022
Moncef Slaoui, Ph.D. (5)	—	495,623	495,623
Frank Verwiel, M.D. (6)	8,656	495,623	504,279

(1)

Amounts represent cash compensation for services rendered by each member of the board of directors.  Drs. Formela and Gordon waived their right to receive cash compensation for their service on our board of directors during 2017.

(2)

In 2017, each of Ms. Dorsa, Dr. Formela, Dr. Gordon and Mr. Karsen was granted an option to purchase 19,000 shares of common stock.  Dr. Slaoui and Dr. Verwiel were each granted an option to purchase 38,000 shares of common stock upon their initial election to the board of directors.

(3)

Amounts shown reflect the grant date fair value of option awards granted during 2017.  The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation, disregarding the effect of estimated forfeitures related to service-based vesting.  See note 8 to the financial statements in our annual report on Form 10K for the year ended December 31, 2017 regarding assumptions we made in determining the fair value of option awards.

(4)	Dr. Gordon served on our board of directors from August 2015 until July 2017.
(5)

Dr. Slaoui served on our board of directors from July 24, 2017 until August 7, 2017.  Dr. Slaoui did not receive any cash compensation during this time.  The stock option granted to Dr. Slaoui upon election to the board of directors immediately terminated effective upon his resignation.

(6)	Dr. Verwiel was elected to the board of directors in July 2017.

During 2017, we did not provide any cash compensation to Dr. Bermingham, our former president and chief executive officer and a former director, or Dr. Leonard for their service as directors.  Compensation paid to Drs. Bermingham and Leonard as executive officers during 2017 is set forth under “Executive Compensation—Summary Compensation Table.”

Under our director compensation program, we pay our nonemployee directors a cash retainer for service on the board of directors and for service on each committee on which the director is a member.  The chairman of each committee receives a higher retainer for such service.  These fees are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors.  The fees paid to non-employee directors for service on the board of directors and for service on each committee of the board of directors on which the director is a member are as follows:

	Member Annual Fee	Chairman Additional Annual Fee
Board of Directors	$35,000	$30,000
Audit Committee	7,500	7,500
Compensation Committee	5,000	5,000
Nominating and Corporate Governance Committee	3,500	3,500
Science and Technology Committee	5,000	5,000

We also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending our board of director and committee meetings.

In addition, under our director compensation program, each non-employee director, upon his or her initial election to our board of directors, receives an option to purchase 38,000 shares of our common stock.  Each of these options vests as to 33 1/3 % of the total award one year after the date of grant and thereafter in substantially equal quarterly installments during the three years following the grant date, subject to continued service through such date.  On the date of each annual meeting of stockholders of our company, each non-employee director is granted a non-qualified stock option to purchase 19,000 shares of common stock, which vests and becomes fully exercisable upon the earlier to occur of the first anniversary of the grant date or the date of the next annual meeting of stockholders following the date of grant, subject to continued service as a director through such date.  All options issued to our non-employee directors under our director compensation program will become exercisable in full upon a change in control of our company.  In addition, the form of option agreement gives non-employee directors up to three months and one day following cessation of service as a director to exercise the options, to the extent vested at the date of such cessation, provided that the director has not been removed for cause.  The exercise price of these options is equal to the fair market value of our common stock on the date of grant.  This program is intended to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Executive Compensation

Our named executive officers for the year ended December 31, 2017 include our principal executive officer and our other executive vice presidents:

•	Nessan Bermingham, Ph.D., our former president and chief executive officer;
•	John M. Leonard, M.D., our president and chief executive officer effective January 1, 2018 and our former executive vice president, research and development until December 31, 2017;
•	Graeme Bell, our executive vice president, chief financial officer; and
•	José E. Rivera, J.D., our executive vice president, general counsel.

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years indicated.

Name and Principal Position	Year	Salary ($)	Bonus ($) (1) (2)	Option Awards ($) (3) (7)	All Other Compensation ($) (4)	Total ($)
John M. Leonard, M.D. (5)	2017	395,833	156,170	2,024,297	16,574	2,592,874
President and Chief Executive Officer (former Executive Vice President, Research & Development)	2016	300,000	123,750	1,742,134	40,984	2,206,868
Graeme Bell	2017	400,000	178,480	3,170,414	49,018	3,797,912
Executive Vice President, Chief Financial Officer						—
José E. Rivera, J.D.	2017	403,750	180,711	2,234,549	34,049	2,853,059
Executive Vice President, General Counsel	2016	375,000	154,688	871,067	34,701	1,435,456
Nessan Bermingham, Ph.D. (6)	2017	524,846	324,002	9,896,380	529,497	11,274,725
Former President and Chief Executive Officer	2016	450,000	225,000	3,338,330	718	4,014,048

(1)	The 2016 amounts reflect the discretionary bonus paid in 2017 for performance during 2016.
(2)

The 2017 amounts reflect the discretionary bonus paid in 2018 for performance during 2017, as discussed under “– Narrative to Summary Compensation Table – Annual Bonus”, except for Dr. Bermingham whose bonus was paid in December 2017.

(3)

The amounts reflect the grant date fair value for awards granted during the applicable year.  The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation, disregarding the effect of estimated forfeitures related to service-based vesting.  See note 8 to the financial statements in our annual report on Form 10K for the year ended December 31, 2017 regarding assumptions we made in determining the fair value of option awards.

(4)

The amounts reported for 2017 represent (i) life insurance premiums paid on behalf of each of the named executive officers and (ii) travel and lodging expenses related to travel between the applicable named executive officer’s home office and our headquarters in Massachusetts, including lodging expenses of $26,500 for Mr. Bell.  Pursuant to the terms of the separation agreement we entered into on December 15, 2017, Dr. Bermingham will receive $528,100 in severance to be paid in 24 equal installments over the course of 2018.

(5)	Dr. Leonard was appointed President and Chief Executive Officer effective January 1, 2018.
(6)	Dr. Bermingham served as our President and Chief Executive Officer from July 2014 until his resignation effective at the end of the day on December 31, 2017.
(7)

Includes an incremental fair value of $2,920,214 of options and shares held by Dr. Bermingham attributable to accelerated vesting and extension of the post-termination exercise period as of the date of his resignation.

Narrative to Summary Compensation Table

Our board of directors and compensation committee review compensation annually for all employees, including our executives.  In setting executive base salaries and bonuses and granting equity incentive awards, we consider compensation for comparable positions in the market, the historical compensation levels of our executives, individual performance as compared to our expectations and objectives, our desire to motivate our employees to achieve short and long-term results that are in the best interests of our stockholders, and a long-term commitment to our company.  We target a general competitive position, based on independent third-party benchmark analytics to inform the mix of compensation of base salary, bonus or long-term incentives.

Our board of directors has historically determined our executives’ compensation.  Our compensation committee typically reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer.  Based on those discussions and its discretion, taking into account the factors noted above, the compensation committee then recommends the compensation for each executive officer.  Our board of directors discusses the compensation committee’s recommendations and ultimately approves the compensation of our executive officers without members of management present.  In 2017, the compensation committee retained the services of Radford, an AON Hewitt company, as its external compensation consultant and the board of directors and the compensation committee considered Radford’s input on certain compensation matters as they deemed appropriate.

Annual Base Salary.  The following table presents the base salaries for each of our named executive officers for the years 2017 and 2018.  The 2017 base salaries became effective on January 16, 2017.  The 2018 base salaries became effective on January 1, 2018.

Name	2017 Base Salary ($)	2018 Base Salary ($)
John M. Leonard, M.D.	400,000	550,000
Graeme Bell	400,000	417,200
José E. Rivera, J.D.	405,000	417,200
Nessan Bermingham, Ph.D.	528,100	—

Annual Bonus.  Our cash incentive bonus plan motivates and rewards our executives for achievements relative to our goals and expectations for each fiscal year.  Each named executive officer has a target bonus opportunity, defined as a percentage of his annual salary.  Following the end of each year, our compensation committee makes recommendations with respect to, and our board of directors determines, annual cash incentive bonuses for our named executive officers.  Material considerations in determining cash incentive bonuses include our financial performance relative to our plan and achievement of corporate objectives for the year; the individual executive’s handling of unplanned events and opportunities; and the chief executive officer’s input with respect to the performance of our company and of our executives.  In December 2017, determined that the Company had achieved 97% of its corporate goals for the fiscal year ended December 31, 2017. In light of such achievement, the continued advancement of our initial indications and programs, our maintaining budgetary alignment with major research and development milestones and ending the year with significant cash and cash equivalents and the significant contributions of our named executive officers and achievement of their individual goals, the board approved cash incentive bonuses for our named executive officers for 2017 at 115% of target levels. The cash incentive bonus targets as a percentage of base salary and the actual cash incentive bonus amounts and actual cash incentive bonus amounts as a percentage of base salary paid to our named executive officers with respect to performance in 2017 are set forth in the table below.

Name	Target Bonus (% of base salary)	Actual Bonus ($)	Actual Bonus (% of base salary)
John M. Leonard, M.D.	35	156,170	39
Graeme Bell	40	178,480	45
José E. Rivera, J.D.	40	180,711	45
Nessan Bermingham, Ph.D.	55	324,002	61

Target cash incentive bonuses as a percentage of annual salary for our named executive officers for 2018 are as follows:

Name	Target Bonus (% of base salary)
John M. Leonard, M.D.	55
Graeme Bell	40
José E. Rivera, J.D.	40

Long-term Incentives.  We typically grant equity incentive awards at the start of employment to each executive and our other employees, grant annual stock option awards thereafter, and may periodically grant additional equity incentive awards during employment based on individual role, performance and contribution.  Equity incentive awards to our executive officers are typically granted annually in connection with the annual performance review.

The option exercise price of all stock options is equal to the fair market value of our common stock on the date of grant. Time vested stock option grants to our executives typically vest 25% on the first anniversary of grant or, if earlier, the initial employment date (date of hire), and 1/48th per month thereafter, are fully vested at the end of four years from the date of grant or date of hire and have a term of 10 years from the grant date.

In January 2017, our compensation committee approved the grant of time-vested stock options under our Amended and Restated 2015 Stock Option and Incentive Plan (2015 Plan) to each of Dr. Bermingham, Dr. Leonard and Mr. Rivera in recognition of achievements and performance during 2016.  Each of these stock options has an exercise price of $13.88 per share and vested with respect to 25% of the shares on January 6, 2018 and vests with respect to the remaining shares in substantially equal monthly installments over the following three years.  In January 2017, our compensation committee approved an initial stock option grant under our 2015 Plan to Mr. Bell in recognition of his appointment as our executive vice president, chief financial officer.  Mr. Bell’s January 2017 award has an exercise price of $13.48 per share and vested with respect to 25% of the shares on December 12, 2017 and vests with respect to the remaining shares in substantially equal monthly installments over the following three years.  In December 2017, our compensation committee approved an additional stock option grant under our 2015 Plan to each of our named executive officers.  Each of these stock options has an exercise price of $18.295 per share and vests with respect to 25% of the shares on December 12, 2018 and with respect to the remaining shares in substantially equal monthly installments over the following three years.  The following table sets forth the number of shares of common stock issuable upon exercise of the stock options granted to our named executive officers in 2017:

Name	Grant Date	Number of Securities Underlying Options (#) Granted
John M. Leonard, M.D.	1/6/2017	95,000
	12/12/2017	72,500
Graeme Bell	1/3/2017	210,000
	12/12/2017	72,500
José E. Rivera, J.D.	1/6/2017	115,000
	12/12/2017	72,500
Nessan Bermingham, Ph.D.	1/6/2017	270,000
	12/12/2017	292,500

In January 2018, our compensation committee approved a grant of stock options under our 2015 Plan to each of Dr. Leonard, Mr. Rivera and Mr. Bell.  Each of these equity awards has an exercise price of $22.78 per share and vests with respect to 25% of the shares on January 25, 2019 and with respect to the remaining shares in substantially equal monthly installments over the following three years.  The following table sets forth the number of shares of common stock issuable upon exercise of the stock options granted to our named executive officers in January 2018:

Name	Number of Securities Underlying Options (#) Granted
John M. Leonard, M.D.	220,000
Graeme Bell	25,000
José E. Rivera, J.D.	25,000

Retention Awards.  In March 2018, the Compensation Committee approved retention awards of performance related restricted stock units to each of Dr. Leonard, Mr. Bell and Mr. Rivera in the amount of 43,125 shares, 14,375 shares and 14,375 shares, respectively.  These grants were made as part of the Company’s executive retention plan.  The executive retention plan aims to financially incentivize the Company’s executive team to drive sustained value creation and remain with the Company.  The grants are subject to performance-based vesting terms.

Perquisites and Benefits.  We do not provide perquisites or personal benefits to our named executive officers.   Our named executive officers are eligible to participate in our employee benefit plans on the same terms as our other employees.

Outstanding Equity Awards at 2017 Fiscal Year End Table

The following table presents information regarding all outstanding stock options held by each of our named executive officers on December 31, 2017.

			Stock Options				Stock Awards
Name	Grant Date	Notes	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares That Have Not Yet Vested	Market Value of Shares That Have Not Yet Vested ($) (7)
John M. Leonard, M.D.	7/31/2014	(1)	—	—	—	—	76,478	1,469,907
	2/3/2016	(2)	160,524	189,710	6.83	2/2/2026	—	—
	1/6/2017	(3)	—	95,000	13.88	1/5/2027	—	—
	12/12/2017	(4)	—	72,500	18.295	12/11/2027	—	—
Graeme Bell	1/3/2017	(5)	52,500	157,500	13.48	1/2/2027	—	—
	12/12/2017	(4)	—	72,500	18.295	12/11/2027	—	—
José E. Rivera, J.D.	7/31/2014	(6)	—	—	—	—	38,239	734,954
	2/3/2016	(2)	80,262	94,855	6.83	2/2/2026	—	—
	1/6/2017	(3)	—	115,000	13.88	1/5/2027	—	—
	12/12/2017	(4)	—	72,500	18.295	12/11/2027	—	—
Nessan Bermingham, Ph.D.	2/3/2016	(2)	475,383	—	6.83	2/2/2026	—	—
	1/6/2017	(3)	129,375		13.88	1/5/2027
	12/12/2017	(4)	73,125		18.295	12/11/2027

(1)

Represents a restricted stock award for 524,420 shares of our common stock.  This restricted stock award vests as follows:  25% of the shares vested and became nonforfeitable on July 31, 2015, and the remainder of the shares vest and become nonforfeitable in substantially equal monthly installments over the following 36 months, subject to Dr. Leonard’s continued service to us.

(2)

The shares under these options vested as to 25% of the shares on February 3, 2017, with the remainder vesting in substantially equal monthly installments through February 3, 2020.  On December 31, 2017, the portion of the award granted to Dr. Bermingham that would have vested during the 12-month period following his termination vested and became exercisable and will remain exercisable until December 31, 2018 and the remainder of the award was forfeited.

(3)

The shares under these options vested as to 25% of the shares on January 6, 2018, with the remainder vesting in substantially equal monthly installments through January 6, 2021.  On December 31, 2017, the portion of the award granted to Dr. Bermingham that would have vested during the 12-month period following his termination vested and became exercisable and will remain exercisable until December 31, 2018 and the remainder of the award was forfeited.

(4)

The shares under these options vest as to 25% of the shares on December 12, 2018, with the remainder vesting in substantially equal monthly installments through December 12, 2021.  On December 31, 2017, the portion of the award granted to Dr. Bermingham that would have vested during the 12-month period following his termination vested and became exercisable and will remain exercisable until December 31, 2018 and the remainder of the award was forfeited.

(5)	The shares under this option vested as to 25% of the shares on December 12, 2017, with the remainder vesting in substantially equal monthly installments through December 12, 2020.
(6)

Represents a restricted stock award for 262,210 shares of our common stock.  This restricted stock award vests as follows:  25% of the shares vested and became nonforfeitable on July 31, 2015, and the remainder of the shares vest and become nonforfeitable in substantially equal monthly installments over the following 36 months, subject to Mr. Rivera’s continued service to us.

(7)	Based on a price of $19.22 per share, which was the closing price per share of our common stock as reported by the Nasdaq Global Market on December 29, 2017, the last trading day of 2017.

Employment, Severance and Change in Control Arrangements

In April 2018, we entered into amended and restated employment agreements with each of our named executive officers other than Dr. Bermingham, who resigned as our president and chief executive officer effective December 31, 2017.  Each of our named executive officers is employed at will.

John M. Leonard, M.D.  On April 13, 2018, we entered into an amended and restated employment agreement with Dr. Leonard for the position of President and Chief Executive Officer.  Dr. Leonard currently receives an annual base salary of $550,000, which is subject to review and adjustment in accordance with company policy.  Dr. Leonard is also eligible for an annual incentive bonus targeted at

55% of his base salary.  Dr. Leonard is also eligible to participate in employee benefit plans generally available to our executive employees, subject to the terms of those plans.

Graeme Bell.  On April 13, 2018, we entered into an amended and restated employment agreement with Mr. Bell for the position of Executive Vice President and Chief Financial Officer.  Mr. Bell currently receives an annual base salary of $417,200, which is subject to review and adjustment in accordance with company policy.  Mr. Bell is also eligible for an annual incentive bonus targeted at 40% of his base salary.  Mr. Bell is also eligible to participate in employee benefit plans generally available to our executive employees, subject to the terms of those plans.

José E. Rivera, J.D. On April 13, 2018, we entered into an amended and restated employment agreement with Mr. Rivera for the position of Executive Vice President and General Counsel currently receives an annual base salary of $417,200, which is subject to review and adjustment in accordance with company policy.  Mr. Rivera is also eligible for an annual incentive bonus targeted at 40% of his base salary.  Mr. Rivera is also eligible to participate in employee benefit plans generally available to our executive employees, subject to the terms of those plans.

Nessan Bermingham, Ph.D.  On December 15, 2017, we entered into a separation agreement with Dr. Bermingham.  Subject to the Company’s receipt of a general release of claims and pursuant to the terms of the separation agreement, Dr. Bermingham is entitled to receive (i) continuation of his current base salary for 12 months following his resignation, (ii) a one-time payment equal to his target 2017 cash bonus, and (iii) a monthly cash payment equal to the monthly employer contribution that the Company would have made to provide health insurance to him if he had remained employed by the Company until the earlier of 12 months following December 31, 2017 or the date he becomes eligible for health benefits through another employer or otherwise becomes ineligible for COBRA. In addition, the unvested portions of Dr. Bermingham’s outstanding equity awards that would have vested in the 12 months following December 31, 2017 accelerated and became fully exercisable or nonforfeitable on December 31, 2017; and vested stock options as of December 31, 2017 are fully exercisable until the earlier of December 31, 2018 or the expiration date of such option.

Each of our named executive officers has entered into a standard form agreement with respect to confidential information and assignment of inventions.  Among other things, this agreement obligates each named executive officer to refrain from disclosing any of our proprietary information received during the course of employment and to assign to us any inventions conceived or developed during the course of employment.  Such agreement also provides that during the period of the named executive officer’s employment and for six months thereafter, the named executive officer will not compete with us and will not solicit our employees, consultants, customers or suppliers.

Pursuant to the amended and restated employment agreements with our named executive officers, other than Dr. Bermingham, if a named executive officer’s employment is terminated by us without cause, as defined in the amended and restated employment agreements, or by the named executive officer for good reason, as defined in the amended and restated employment agreements, and subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the named executive officer will be entitled to receive:  (i) an amount equal to12 months of base salary in the case of Dr. Leonard or nine months of base salary in the case of Mr. Bell or Mr. Rivera, in each case, payable in substantially equal installments over the 12 or nine months following termination, as applicable, and (ii) if the named executive officer is participating in our group health plan immediately prior  to his termination, a monthly cash payment until 12 months following termination in the case or Dr. Leonard or nine months following termination in the case of Mr. Bell or Mr. Rivera, or, if earlier, the end of the executive officer’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to the executive officer had he remained employed with us.  In addition, except as otherwise provided in the applicable award agreement, all equity awards held by the named executive officer or by entities to which the named executive officer has properly transferred such awards that would have vested in the 12 month period following termination in the case of Dr. Leonard or the nine-month period following termination in the case of Mr. Bell or Mr. Rivera had he remained employed by us during such period will accelerate and vest as of the date of termination.  In lieu of the payments and benefits described above, in the event that the named executive officer’s employment is terminated by us without cause or the named executive officer resigns for good reason, in either case within 24 months following a change in control, as defined in the amended and restated employment agreements, subject to the execution and effectiveness of a separation agreement, including a general release of claims in our favor, the named executive officer will be entitled to receive (i) a lump sum cash payment equal to two times in the case of Dr. Leonard or 1.5 times in the case of Mr. Bell or Mr. Rivera the sum of (A) the officer’s then-current base salary, or the officer’s base salary in effect immediately prior to the change in control, if higher, and (B) the officer’s target annual cash incentive compensation for the then-current year, (ii) if the officer is participating in our group health plan immediately prior to his termination, a monthly cash payment until 18 months following termination or, if earlier, the end of the officer’s COBRA health continuation period in an amount equal to the amount that we would have made to provide health insurance to him had he remained employed with us and (iii) except as otherwise provided in the applicable award agreement, full acceleration of all equity awards held by  the officer or by entities to whom the officer has properly transferred such awards.

Additional Narrative Disclosure

401(k) Savings Plan.  We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis.  All participants’ interests in their contributions are 100% vested when contributed.  Pre-tax contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions.  The retirement plan is intended to qualify under Section 401(a) of the Code. Effective January 1, 2018, all eligible and participating employees receive a 401(k) match of fifty percent (50%) on pre-tax contributions, up to the first six percent (6%) of eligible compensation. Executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees.

Health and Welfare Benefits.  All of our full-time employees, including our executive officers are eligible to participate in certain medical, disability and life insurance benefit programs offered by us.  We pay the premiums for term life insurance and long-term disability for all of our employees, including our executive officers.  We also provide all employees, including executive officers, with a flexible spending account plan, an employee stock purchase plan and paid time off benefits including, vacation, sick time and holidays. We do not sponsor any qualified or non-qualified defined benefit plans for any of our employees or executives.

REPORT OF THE COMPENSATION COMMITTEE

The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act.  This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

The compensation committee has reviewed and discussed the Executive Compensation section of this proxy statement with management.  Based on the review and discussions, the compensation committee recommended to the board of directors that the Executive Compensation section be included in this proxy statement, which is incorporated by reference in our annual report on Form 10-K for the fiscal year ended December 31, 2017.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS OF INTELLIA THERAPEUTICS, INC.

Jean-François Formela, M.D., Chairperson Caroline Dorsa Perry Karsen

April 17, 2018

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Transactions

Other than compensation arrangements for our directors and named executive officers, which are described elsewhere in the “Executive Compensation” section of this proxy statement, below we describe transactions since January 1, 2017 to which we were a party or will be a party, in which:

•	the amounts involved exceeded or will exceed $120,000; and
•

any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Caribou Biosciences, Inc.

Relationships with Caribou

Caribou Therapeutics Holdco, LLC, a holding company owned and managed by Caribou Biosciences, Inc. (Caribou), is a greater-than-5% stockholder in our company.

License Agreement and Services Agreement

In July 2014, we entered into a license agreement with Caribou, as subsequently amended and supplemented, for an exclusive, worldwide license for human therapeutic, prophylactic, and palliative uses, except for anti-fungal and anti-microbial uses, as well as companion diagnostics to our product or product candidates, defined in the license agreement as our field of use, of any CRISPR/Cas9-related patents and applications owned, controlled or licensed by Caribou.  The license agreement also included exclusive rights in our field of use to any CRISPR/Cas9-related intellectual property developed by Caribou after July 16, 2014 and through a cut-off date, which has occurred.  We also granted Caribou an exclusive, royalty-free, worldwide license, with the right to sublicense, to any CRISPR/Cas9 patents, patent applications and know-how in Caribou’s retained fields of use owned or controlled by us between July 16, 2014 and a cut-off date, which has occurred. The term of the Caribou license is until the expiration of the last-to-expire patent right that is licensed to either party.

Invention Management Agreement

On December 15, 2016, we entered into a Consent to Assignments, Licensing and Common Ownership and Invention Management Agreement, with The Regents of the University of California, University of Vienna, Dr. Emmanuel Charpentier, Caribou, CRISPR Therapeutics AG, ERS Genomics Ltd. and TRACR Hematology Ltd. (the Invention Management Agreement).  Under the Invention Management Agreement, Dr. Charpentier retroactively consented to The Regents of the University of California and University of Vienna’s CRISPR/Cas9 license to Caribou, as well as Caribou’s sublicensing to Intellia certain of its rights to CRISPR/Cas9 intellectual property co-owned by The Regents of the University of California, University of Vienna and Dr. Charpentier (UC/Vienna/Charpentier), subject to the restrictions of our license from Caribou.  Under the agreement, the parties commit to maintain and coordinate the prosecution, defense and enforcement of the UC/Vienna/Charpentier CRISPR/Cas9 patent portfolio worldwide, and each of the co-owners of the intellectual property grants cross-consents to all existing and future licenses and sublicenses of the rights of another co-owner.  The Invention Management Agreement also includes retroactive approval by certain parties of certain prior assignments of interests in patent rights to other parties, and provides for, among other things, (i) good faith cooperation among the parties regarding patent maintenance, defense and prosecution, (ii) cost-sharing arrangements, and (iii) notice of and coordination in the event of third-party infringement of the subject patents.  Unless earlier terminated by the parties, the Invention Management Agreement will continue in effect until the later of the last expiration date of the UC/Vienna/Charpentier patents underlying the CRISPR/Cas9 technology, or the date on which the last underlying patent application is abandoned.

Novartis Institutes for BioMedical Research, Inc.

Relationship with Novartis

Novartis Institutes for BioMedical Research, Inc. (Novartis) is a greater-than-5% stockholder in our company.

License and Collaboration Agreement

In December 2014, we entered into a license and collaboration agreement with Novartis, focused on the research of new CRISPR/Cas9-based therapies using chimeric antigen receptor T cells (CAR-T cells) and hematopoietic stem cells (HSCs).

Under the terms of the collaboration, we and Novartis may research potential therapeutic, prophylactic and palliative ex vivo applications of our CRISPR/Cas9 platform in HSCs and CAR-T cells and a limited number of in vivo application, subject to certain conditions.  The collaboration is also governed by research plans for each of the HSC and CAR-T cell programs that outline the parties’ responsibilities, anticipated timelines of and budgets for the programs, and is overseen by a joint steering committee (JSC) formed by representatives from both companies.  Among other activities, the JSC reviews the collaboration program and forms subcommittees to evaluate and nominate the pool of potential research targets and approve the research plans for the HSC and CAR-T cell programs.

Under this agreement, we received an upfront technology access payment of $10.0 million and are entitled to additional technology access fees of $20.0 million and quarterly research payments of $1.0 million, or up to $20.0 million in the aggregate, during the five year research term.  In addition, for a number of products under the collaboration, subject to certain conditions, we may be eligible to receive (i) up to $30.3 million in development milestones, including for the filing of an investigational new drug application and for the dosing of the first patient in each of Phase IIa, Phase IIb and Phase III clinical trials, (ii) up to $50.0 million in regulatory milestones for the product’s first indication, including regulatory approvals in the U.S. and the EU, (iii) up to $50.0 million in regulatory milestones for the product’s second indication, if any, including U.S. and EU regulatory approvals, (iv) royalties on net sales in the mid-single-digits, and (v) net sales milestone payments of up to $100.0 million.  We may also be eligible to receive payments for: (i) each additional HSC target selected by Novartis beyond its initial defined allocation, (ii) each in vivo target that Novartis selects and (iii) any exercise by Novartis of certain license options under the agreement.  Additionally, at the inception of the arrangement, Novartis invested $9.0 million to purchase our Class A-1 and Class A-2 Preferred Units.  The difference between the cash proceeds received from Novartis for the units and the $11.6 million estimated fair value of those units at the date of issuance was determined to be $2.6 million.  Accordingly, $2.6 million of the upfront technology access payment was allocated to record the preferred units purchased by Novartis at fair value.

The collaboration term ends in December 2019.  The term of the agreement expires on the later of (i) the expiration of Novartis’ payment obligations under the agreement and (ii) the date of expiration of the last-to-expire of the patent rights licensed to us or Novartis under the agreement.  Novartis’ royalty payment obligations expire on a country-by-country and product-by-product basis upon the later of (i) the expiration of the last valid claim of the royalty-bearing patents covering such product in such country or (ii) 10 years after the first commercial sale of such product in such country.  We may terminate the agreement if Novartis or its affiliates institute a patent challenge against our intellectual property rights, and all improvements thereto, licensed to Novartis under the agreement.  Novartis may terminate the agreement, without cause, upon 90 days’ written notice to us subject to certain conditions, including its payment of any accrued and future obligations as if the collaboration had continued through December 2019.  Either party may terminate the agreement in the event of the other party’s uncured material breach or bankruptcy or insolvency-related events.

Regeneron Pharmaceuticals, Inc.

Relationship with Regeneron

Regeneron Pharmaceuticals, Inc. (Regeneron) is a greater-than-5% stockholder in our company.

License and Collaboration Agreement

In April 2016, we entered into a license and collaboration agreement with Regeneron.  The agreement includes a product component to research, develop and commercialize CRISPR/Cas-based therapeutic products primarily focused on gene editing in the liver as well as a technology collaboration component, pursuant to which we and Regeneron will engage in research and development activities aimed at discovering and developing novel technologies and improvements to CRISPR/Cas technology to enhance our gene editing platform.  Under this agreement, we also have the ability to access the Regeneron Genetics Center and proprietary mouse models to be provided by Regeneron for a limited number of our liver programs.

In connection with this collaboration, we received a nonrefundable upfront payment of $75.0 million.  In addition, we are eligible to earn, on a per-licensed target basis, up to $25.0 million, $110.0 million and $185.0 million in development, regulatory and sales- based milestone payments, respectively.  We are also eligible to earn royalties ranging from the high single digits to low teens, in each case, on a per-product basis, which royalties are potentially subject to various reductions and offsets and are further subject to our existing low to mid-single-digit royalty obligations under our Caribou license agreement.  In addition, Regeneron is obligated to fund 50.0% of the agreed-upon research and development costs for the transthyretin program, the first target selected by Regeneron, which will be subject to a co-development and co-commercialization arrangement between us and Regeneron.

We have granted Regeneron exclusive rights to develop and commercialize products directed to its selected targets.  The parties will jointly own intellectual property created as part of the technology collaboration and target-specific research plans, subject to certain exceptions where Regeneron will solely own certain intellectual property specific to its products and we will solely own certain

CRISPR/Cas intellectual property arising during target evaluation activities.  Each party has granted the other party specified intellectual property licenses to enable the other party to perform its obligations and exercise its rights under the agreement, including license grants to enable each party to conduct research, development and commercialization activities pursuant to the terms of the agreement.

The collaboration term ends in April 2022, provided that Regeneron may make a one-time payment of $25.0 million to extend the term for an additional two-year period.  The agreement will continue until the date when no royalty or other payment obligations are due, unless earlier terminated in accordance with the terms of the agreement.  Regeneron’s royalty payment obligations expire on a country-by-country and product-by-product basis upon the later of (i) the expiration of the last valid claim of the royalty-bearing patents covering such product in such country, (ii) 12 years from the first commercial sale of such product in such country, or (iii) the expiration of regulatory exclusivity for such product.  We may terminate the agreement on a target-by-target basis if Regeneron or any of its affiliates institutes a patent challenge against our CRISPR/Cas or certain other background patent rights.  We may also terminate the agreement on a target-by-target basis if Regeneron does not proceed with the development of a product directed to a selected target within specified periods of time.  Regeneron may terminate the agreement, without cause, upon 180 days written notice to us, either in its entirety or on a target-by-target basis, in which event, certain rights in the terminated targets and associated intellectual property revert to us, as described in the agreement.  Following such termination, we will owe Regeneron royalties in the low to mid-single-digits on any terminated targets that we subsequently commercialize on a product-by-product basis for a period of 12 years after the first commercial sale of any such products.  Either party may terminate the agreement either in its entirety or with respect to the technology collaboration or one or more of the targets selected by Regeneron, in the event of the other party’s uncured material breach.

Limitation of Liability and Indemnification of Officers and Directors

Our second amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law.  Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:

•	any breach of their duty of loyalty to our company or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•	any transaction from which they derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal.  If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.

In addition, we adopted second amended and restated by-laws which provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise.  Our second amended and restated by-laws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise.  Our amended and restated by-laws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.

We have entered into agreements to indemnify our directors and executive officers.  These agreements will, among other things, require us to indemnify these individuals for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on behalf of our company or that person’s status as a member of our board of directors to the maximum extent allowed under Delaware law.

The limitation of liability and indemnification provisions included in our second amended and restated certificate of incorporation, second amended and restated by-laws and in indemnification agreements that we entered into or may in the future enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties.  They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders.  Further, a stockholder’s investment may be harmed to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions.  At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Policies and Procedures for Related Party Transactions

We have adopted a related person transaction approval policy that governs the review of related person transactions.  Pursuant to this written policy, if we want to enter into a transaction with any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of, or entities affiliated with, any of them, or any other related person, our audit committee must approve such transaction.  Any request for such a transaction must first be presented to our audit committee for review, consideration or approval.  In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, the extent of the related party’s interest in the transaction, and whether the transaction is on terms no less favorable to us than terms we could have generally obtained from an unaffiliated third party under the same or similar circumstances.  Further, when stockholders are entitled to vote on a transaction with a related party, the material facts of the related party’s relationship or interest in the transaction are disclosed to the stockholders, who must approve the transaction in good faith.

PRINCIPAL STOCKHOLDERS

The following table sets forth information, to the extent known by us or ascertainable from public filings, with respect to the beneficial ownership of our common stock as of March 31, 2018 by:

•	each of our directors;
•	each of our named executive officers;
•	all of our directors and executive officers as a group; and
•	each person, or group of affiliated persons, who is known by us to beneficially owner of greater-than-5.0% of our common stock.

The column entitled “Percentage Beneficially Owned” is based on a total of shares of our common stock outstanding as of March 31, 2018.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to our common stock.  Shares of our common stock subject to options that are currently exercisable or exercisable within 60 days of March 31, 2018 are considered outstanding and beneficially owned by the person holding the options for the purpose of calculating the percentage ownership of that person but not for the purpose of calculating the percentage ownership of any other person.  Except as otherwise noted, the persons and entities in this table have sole voting and investing power with respect to all of the shares of our common stock beneficially owned by them, subject to community property laws, where applicable.  Except as otherwise indicated in the table below, addresses of named beneficial owners are in care of Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned
5% Stockholders:
Atlas Venture Fund IX, L.P. (1)	2,279,788	5.3%
Caribou Therapeutics Holdco, LLC (2)	3,994,355	9.3%
Entities affiliated with Fidelity Management & Research Company (3)	4,286,577	9.9%
Novartis Institutes for BioMedical Research, Inc. (4)	4,277,073	9.9%
Regeneron Pharmaceuticals, Inc. (5)	2,777,777	6.4%
Directors and Executive Officers:
Caroline Dorsa (6)	46,967	*
Jean-François Formela, M.D. (7)	34,686	*
Perry Karsen (8)	45,176	*
Frank Verwiel, M.D.	—	*
John M. Leonard, M.D. (9)	762,839	1.8%
Graeme Bell (10)	96,538	*
José E. Rivera, J.D. (11)	409,730	*
All current executive officers and directors as a group (7 persons) (12)	1,395,936	3.2%

*	Represents beneficial ownership of less than one percent of our outstanding common stock.
(1)

All shares are held directly by Atlas Venture Fund IX, L.P., or Atlas Venture Fund IX.  Atlas Venture Associates IX, L.P., or AVA IX LP, is the general partner of Atlas Venture Fund IX, and Atlas Venture Associates IX, LLC, or AVA IX LLC, is the general partner of AVA IX LP.  Peter Barrett, Bruce Booth, Jean-François Formela, Jeff Fagnan and Ryan Moore are the members of AVA IX LLC and collectively make investment decisions on behalf of Atlas Venture Fund IX.  Dr. Formela is also a member of our board of directors.  The address for Atlas Venture Fund IX, is 400 Technology Square, 10th Floor, Cambridge, MA 02139.

(2)	Caribou Therapeutics Holdco, LLC (Caribou Holdco) is a wholly-owned subsidiary of Caribou. The address for Caribou Holdco is 2929 Seventh Street, Suite 105, Berkeley, CA 94710.
(3)

The information reported is based on a Schedule 13G/A, as filed with the SEC on February 13, 2018, in which FMR LLC and certain of its affiliates reported that FMR LLC, a parent holding company, and Abigail P. Johnson, the Vice Chairman, Chief Executive Officer and President of FMR LLC, have sole dispositive power over all of the shares but share voting control over the shares with certain affiliates of FMR LLC.  The principal business address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(4)

The information reported is based on a Schedule 13D/A, as filed with the SEC on March 23, 2018, in which Novartis and Novartis AG reported that Novartis AG, as the parent company of Novartis, may be deemed to beneficially own all of the shares of Common Stock held directly by Novartis. The address for Novartis is 250 Massachusetts Avenue, Cambridge, MA 02139.

(5)	The address for Regeneron is 777 Old Saw Mill River Road, Tarrytown, New York 10591.
(6)	Consists of (i) 5,410 shares of common stock, and (ii) 41,557 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2018.
(7)

See footnote (1) above.  Consists of shares of common stock issuable upon the exercise of options issued to Dr. Formela that are exercisable within 60 days of March 31, 2018.  Dr. Formela is a member of AVA IX LLC and is obligated to transfer the economic benefit, if any, received upon the sale of the shares issuable upon exercise of the equity grants to Atlas Venture Advisors, L.P.  As such, Dr. Formela disclaims beneficial ownership of the securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, except to the extent of his pecuniary interest therein, if any.

(8)	Consists of (i) 5,000 shares of common stock, and (ii) 40,176 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2018.
(9)

Consists of (i) 534,167 shares of common stock, 43,702 of which are subject to future vesting requirements, and (ii) 228,672 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2018.  On April 25, 2017, Dr. Leonard pledged 145,000 shares of common stock to secure a loan; our audit committee authorized and approved the pledge on April 25, 2017.

(10)	Consists of (i) 22,163 shares of common stock, and (ii) 74,375 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2018.
(11)

Consists of (i) 272,894 shares of common stock, 21,851 of which are subject to future vesting requirements, and (ii) 136,836 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2018.

(12)

Consists of (i) 839,634 shares of common stock, 65,553 of which are subject to future vesting requirements, and (ii) 556,302 shares of common stock issuable upon the exercise of options exercisable within 60 days after March 31, 2018.

SECTION 16(a) BENEFICAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers, and persons holding more than 10% of our common stock to report their initial ownership of the common stock and other equity securities and any changes in that ownership in reports that must be filed with the SEC.  The SEC has designated specific deadlines for these reports, and we must identify in this proxy statement those persons who did not file these reports when due.

Based solely on a review of reports furnished to us, or written representations from reporting persons, we believe all directors, executive officers, and 10% owners timely filed all reports regarding transactions in our securities required to be filed for 2017 by Section 16(a) under the Exchange Act.

REPORT OF THE AUDIT COMMITTEE

The audit committee is appointed by the board of directors to assist the board of directors in fulfilling its oversight responsibilities with respect to (1) the integrity of Intellia’s financial statements and financial reporting process and systems of internal controls regarding finance, accounting, and compliance with legal and regulatory requirements, (2) the qualifications, independence, and performance of Intellia’s independent registered public accounting firm, (3) the performance of Intellia’s internal audit function, if any, and (4) other matters as set forth in the charter of the audit committee approved by the board of directors.

Management is responsible for the preparation of Intellia’s financial statements and the financial reporting process, including its system of internal control over financial reporting and its disclosure controls and procedures.  The independent registered public accounting firm is responsible for performing an audit of Intellia’s financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) and issuing a report thereon.  The audit committee’s responsibility is to monitor and oversee these processes.

In connection with these responsibilities, the audit committee reviewed and discussed with management and the independent registered public accounting firm the audited consolidated financial statements of Intellia for the fiscal year ended December 31, 2017.  The audit committee also discussed with the independent registered public accounting firm the matters required to be discussed by the PCAOB’s Auditing Standard No. 1301, Communication with Audit Committees.  In addition, the audit committee received written communications from the independent registered public accounting firm confirming their independence as required by the applicable requirements of the PCAOB and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited consolidated financial statements of Intellia be included in Intellia’s Annual Report on Form 10K for the fiscal year ended December 31, 2017, that was filed with the SEC. The information contained in this report shall not be deemed to be (1) “soliciting material,” (2) “filed” with the SEC, (3) subject to Regulations 14A or 14C of the Exchange Act, or (4) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act, except to the extent that we specifically incorporate it by reference into such filing.

THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF INTELLIA THERAPEUTICS, INC. Caroline Dorsa, Chairperson Jean-François Formela, M.D. Frank Verwiel, M.D.

April 17, 2018

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports.  This means that only one copy of our documents, including the annual report to stockholders and proxy statement, may have been sent to multiple stockholders in your household.  We will promptly deliver a separate copy of either document to you upon written or oral request to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention:  Investor Relations / Corporate Secretary, telephone:  857-285-6200.  If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone number.

STOCKHOLDER PROPOSALS

A stockholder who would like to have a proposal considered for inclusion in our 2019 proxy statement must submit the proposal in accordance with the procedures outlined in Rule 14a8 of the Exchange Act so that it is received by us no later than December 19, 2018.  However, if the date of the 2019 Annual Meeting of Stockholders is changed by more than 30 days from the date of the previous year’s meeting, then the deadline is a reasonable time before we begin to print and send our proxy statement for the 2019 Annual Meeting of Stockholders.  SEC rules set standards for eligibility and specify the types of stockholder proposals that may be excluded from a proxy statement.  Stockholder proposals should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention:  Investor Relations / Corporate Secretary.

If a stockholder wishes to propose a nomination of persons for election to our board of directors or present a proposal at an annual meeting but does not wish to have the proposal considered for inclusion in our proxy statement and proxy card, our second amended and restated by-laws establish an advance notice procedure for such nominations and proposals.  Stockholders at an annual meeting may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely notice in proper form to our corporate secretary of the stockholder’s intention to bring such business before the meeting.

The required notice must be in writing and received by our corporate secretary at our principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting.  However, in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 60 days, from the first anniversary of the preceding year’s annual meeting, a stockholder’s notice must be so received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (A) the 90th day prior to such annual meeting and (B) the tenth day following the day on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever first occurs.  For stockholder proposals to be brought before the 2019 Annual Meeting of Stockholders, the required notice must be received by our corporate secretary at our principal executive offices no earlier than January 18, 2019 and no later than February 17, 2019.  Stockholder proposals and the required notice should be addressed to Intellia Therapeutics, Inc., 40 Erie Street, Cambridge, Massachusetts 02139, Attention:  Investor Relations / Corporate Secretary.

OTHER MATTERS

Our board of directors does not know of any other matters to be brought before the Annual Meeting.  If any other matters not mentioned in this proxy statement are properly brought before the meeting, the individuals named in the enclosed proxy intend to use their discretionary voting authority under the proxy to vote the proxy in accordance with their best judgment on those matters.

VOTE BY INTERNET  Before The Meeting - Go to www.proxyvote.com  Use the Internet to transmit your voting instructions and for electronic delivery INTELLIA THERAPEUTICS, INC. of information up until 11:59 p.m. Eastern Time the day before the cut-off date  40 ERIE STREET, SUITE 130 or meeting date. Have your proxy card in hand when you access the web site CAMBRIDGE, MA 02139 and follow the instructions to obtain your records and to create an electronic voting instruction form.  During The Meeting - Go to www.virtualshareholdermeeting.com/NTLA2018  You may attend the Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.  VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.  VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,  51 Mercedes Way, Edgewood, NY 11717.  TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E39852-P05788 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY  INTELLIA THERAPEUTICS, INC.   The Board of Directors recommends you vote FOR the following nominee:  1. Election of Director. Election of the following individual nominated to serve as Class II director, for a three-year term ending at the annual meeting of For Withhold stockholders to be held in 2021.   1a. Frank Verwiel ! !  The Board of Directors recommends you vote FOR proposal 2. For Against Abstain  2. Ratification of the appointment of Deloitte & Touche LLP as Intellia's independent registered public accounting firm for the fiscal year ending ! ! ! December 31, 2018.  NOTE: Such other business as may properly come before the meeting or any adjournment thereof.  Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.  Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:  The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.  E39853-P05788  INTELLIA THERAPEUTICS, INC. Annual Meeting of Stockholders May 17, 2018 9:00 AM This proxy is solicited by the Board of Directors  The undersigned hereby appoints John Leonard, M.D., Graeme Bell and José Rivera, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Intellia Therapeutics, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held online at www.virtualshareholdermeeting.com/NTLA2018 on Thursday, May 17, 2018 at 9:00 AM, EDT and at any adjournment or postponement thereof.  This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.  Continued and to be signed on reverse side